Exhibit 99.1

For Immediate Release

BSD-2000 Cancer Treatment System by BSD Medical Installed in Prestigious Liaocheng Peoples Hospital in China

SALT LAKE CITY, June 25, 2008—BSD Medical Corp. (NASDAQ:BSDM) today announced that another BSD-2000 hyperthermia system has been purchased, installed and is now in use in China, at the Liaocheng Peoples Hospital located in Liaocheng City, in the Western Shandong Province of the People’s Republic of China.  The Liaocheng Peoples Hospital has recently added a 19-floor, state-of-the-art building equipped with the most up-to-date cancer imaging and therapy devices in the world.  This hospital serves as the main cancer center to this city of over 5.5 million people.  The hospital has offered less sophisticated forms of hyperthermia therapy used for treating superficial cancers only, and is enthusiastic about the addition of the advanced capabilities of the BSD-2000 to treat deep cancers as part of its cancer arsenal.

BSD Medical is pleased with the addition of the Liaocheng Peoples Hospital as a center of excellence in China and as a candidate for participating in future high-level international clinical studies.  The hospital has recently received certific~~a~~tion from the governing hospital group in China permitting it to participate in key clinical trials.  With over 2,000 beds, the Liaocheng Peoples Hospital treats large numbers of patients.

The new BSD-2000 in Liaocheng delivers precision-focused RF energy into cancerous tumors, including those located deep in the body, raising the tumor temperature to levels used to administer hyperthermia therapy and destroy cancer cells with heat along with increasing the effectiveness of radiation therapy.  Liaocheng Peoples Hospital plans to treat cervical cancer and other pelvic cancers as well as research the treatment of lung cancer with the new BSD-2000 system.  Lung cancer cases continue to increase in many parts of the world, and it is the most prevalent cancer in China.

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

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